Exhibit 5.1

May 16, 2014

Resonant Inc.

110 Castilian Drive, Suite 100
Goleta, California 93117

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (File No. 333-193552) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to 2,587,500 shares (the “Common Shares”) of Common Stock, par value $0.001 per share, of Resonant Inc., a Delaware corporation (the “Company”); (ii) a warrant to purchase up to 258,750 shares of Common Stock of the Company to be issued to the underwriter (the “Underwriter’s Warrant”); and (iii) up to 258,750 shares of Common Stock of the Company underlying the Underwriter’s Warrant (the “Underlying Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, forms of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company which have been filed with the Commission as exhibits to the Registration Statement, the Warrant, and the corporate action of the Company that provides for the issuance of the Common Shares and execution of the Warrant, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the federal laws of the United States of America. For purposes of this opinion, we assume that the Common Shares and Underlying Shares were, or will be, as applicable, issued in compliance with all applicable state securities or blue sky laws.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when the Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware and the Common Shares are issued and paid for as described in the Registration Statement, such Common Shares will be validly issued, fully paid, and nonassessable.

Based upon and subject to the foregoing, it is our opinion that the Underwriter’s Warrant has been duly authorized and upon issuance and sale of the Underwriter’s Warrant in conformity with and pursuant to the Registration Statement, the Underwriter’s Warrant will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Underwriter’s Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP